Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:

Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2021 Second Quarter Results

•	Second quarter operating income increased 83 percent on a 26 percent increase in revenues

•	Improved agricultural market conditions drive improved Irrigation performance

•	Infrastructure results fueled by increase in Road Zipper System® sales and leases

OMAHA, Neb., April 6, 2021—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter of fiscal 2021, which ended on February 28, 2021.

Second Quarter Summary

Revenues for the second quarter of fiscal 2021 were $143.6 million, an increase of $29.8 million, or 26 percent, compared to revenues of $113.8 million in the prior year second quarter. Net earnings for the quarter were $11.9 million, or $1.08 per diluted share, compared with net earnings of $5.5 million, or $0.51 per diluted share, for the prior year second quarter.

“Second quarter results were aided by improved agricultural market conditions as commodity prices reached their highest level in several years. We experienced strong demand for irrigation equipment throughout the quarter in North America as well as most international markets,” said Randy Wood, President and Chief Executive Officer. “Improved results in our infrastructure business resulted from higher Road Zipper System® sales and lease revenue,” Mr. Wood continued.

Second Quarter Segment Results

Irrigation segment revenues for the second quarter of fiscal 2021 increased $25.1 million, or 27 percent, to $118.6 million compared to $93.5 million in the prior year second quarter. North America irrigation revenues increased $13.1 million, or 19 percent, to $80.2 million compared to the prior year second quarter.    The increase resulted primarily from higher irrigation equipment unit sales volume and higher average selling prices. The increase was partially offset by revenue from engineering project services in the prior year that did not repeat. International irrigation revenues of $38.4 million increased $12.0 million, or 45 percent, compared to the prior year second quarter. The increase resulted from higher unit sales volumes in several international markets.

Irrigation segment operating income was $18.0 million, an increase of $7.9 million, or 79 percent, compared to the prior year second quarter. Operating margin was 15.2 percent of sales, compared to 10.8 percent of sales in the prior year second quarter. The increase resulted primarily from the impact of higher irrigation system unit volume and was partially offset by the impact of higher raw material and freight costs.

Infrastructure segment revenues for the second quarter of fiscal 2021 increased $4.7 million, or 23 percent, to $25.0 million, compared to $20.3 million in the prior year second quarter. The increase resulted primarily from higher Road Zipper System® sales and lease revenue.

Infrastructure segment operating income was $6.3 million, an increase of $0.4 million, or 8 percent, compared to the prior year second quarter. Operating margin was 25.4 percent of sales, compared to 29.0 percent of sales in the prior year second quarter. Prior year operating income included a gain of $1.2 million on the sale of a building that had been held for sale.

The backlog of unfilled orders at February 28, 2021 was $101.4 million compared with $104.4 million at February 29, 2020. Included in these backlogs are amounts of $2.7 million and $5.5 million, respectively, that are not expected to be fulfilled within the subsequent twelve months. The decrease in backlog is due to two large infrastructure orders in the prior year totaling $38 million that did not repeat, while order backlogs in North America and international irrigation are higher compared to the prior year.

Outlook

“Solid agricultural market fundamentals set the stage for improved irrigation equipment demand for the balance of the year. Significantly higher raw material and freight costs, along with supply chain constraints, continue to present challenges but our teams have been effective in working through these issues,” said Mr. Wood. “In our infrastructure business, while our sales pipeline remains robust, we expect continued coronavirus-related delays in road construction activity and projects.

Mr. Wood continued, “Our financial position remains strong, providing support for our innovation growth strategy across our businesses that address global megatrends and provide solutions that improve customer profitability and assist in their sustainability efforts.”

Second Quarter Conference Call

Lindsay’s fiscal 2021 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Operating revenues	$143,577	$113,788	$252,062	$223,181
Cost of operating revenues	102,403	80,382	179,480	155,701

Gross profit	41,174	33,406	72,582	67,480

Operating expenses:
Selling expense	7,778	8,192	15,110	14,684
General and administrative expense	14,275	13,167	27,727	24,971
Engineering and research expense	3,312	3,405	6,402	6,907

Total operating expenses	25,365	24,764	49,239	46,562

Operating income	15,809	8,642	23,343	20,918

Other (expense) income:

Interest expense	(1,205)	(1,191)	(2,406)	(2,377)
Interest income	268	389	571	1,004
Other expense, net	(311)	(973)	(65)	(1,423)

Total other (expense) income	(1,248)	(1,775)	(1,900)	(2,796)

Earnings before income taxes	14,561	6,867	21,443	18,122
Income tax expense	2,685	1,351	2,472	4,261

Net earnings	$11,876	$5,516	$18,971	$13,861

Earnings per share:
Basic	$1.09	$0.51	$1.75	$1.28
Diluted	$1.08	$0.51	$1.74	$1.28

Shares used in computing earnings per share:
Basic	10,884	10,825	10,865	10,810
Diluted	10,981	10,857	10,934	10,843

Cash dividends declared per share	$0.32	$0.31	$0.64	$0.62

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Operating revenues:
Irrigation:
North America	$80,178	$67,088	132,968	$120,675
International	38,394	26,406	72,961	56,145

Irrigation segment	118,572	93,494	$205,929	$176,820
Infrastructure segment	25,005	20,294	46,133	46,361

Total operating revenues	$143,577	$113,788	$252,062	$223,181

Operating income (loss):
Irrigation segment	$18,045	$10,084	$28,678	$19,867
Infrastructure segment	6,341	5,888	10,597	14,630
Corporate	(8,577)	(7,330)	(15,932)	(13,579)

Total operating income	$15,809	$8,642	$23,343	$20,918

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move and hose reel irrigation systems and large diameter steel tubing as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

Certain immaterial reclassifications have been made to the prior year operating results to conform with current year presentation, as revenues and operating income from certain product lines previously included within the Infrastructure reporting segment are now included within the Irrigation reporting segment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	February 28, 2021	February 29, 2020	August 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$110,775	$101,272	$121,403
Marketable securities	19,555	18,740	19,511
Receivables, net	94,211	80,468	84,604
Inventories, net	121,566	105,454	104,792
Other current assets, net	29,509	19,083	17,625

Total current assets	375,616	325,017	347,935

Property, plant, and equipment, net	89,221	68,762	79,581
Intangibles, net	22,383	23,162	23,477
Goodwill	68,087	64,338	68,004
Operating lease right-of-use assets	20,173	27,257	27,457
Deferred income tax assets	10,347	10,162	9,935
Other noncurrent assets, net	10,821	15,632	14,137

Total assets	$596,648	$534,330	$570,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,934	$33,307	$29,554
Current portion of long-term debt	215	211	195
Other current liabilities	74,687	54,303	72,646

Total current liabilities	114,836	87,821	102,395

Pension benefits liabilities	6,182	5,868	6,374
Long-term debt	115,599	115,765	115,682
Operating lease liabilities	20,174	25,919	25,862
Deferred income tax liabilities	900	839	889
Other noncurrent liabilities	19,933	20,791	20,806

Total liabilities	277,624	257,003	272,008

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,990	18,918	18,918
Capital in excess of stated value	84,206	74,645	77,686
Retained earnings	511,728	481,890	499,724
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(18,662)	(20,888)	(20,572)

Total shareholders’ equity	319,024	277,327	298,518

Total liabilities and shareholders’ equity	$596,648	$534,330	$570,526

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
(in thousands)	February 28, 2021	February 29, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$18,971	$13,861
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	9,878	9,418
Gain on sale of assets held-for-sale	—	(1,191)
Provision for uncollectible accounts receivable	246	213
Deferred income taxes	206	1,806
Share-based compensation expense	4,047	2,575
Unrealized foreign currency transaction (gain) loss	(754)	1,515
Other, net	1,804	(2,153)
Changes in assets and liabilities:
Receivables	(10,769)	(5,716)
Inventories	(16,245)	(14,153)
Other current assets	(9,492)	(4,539)
Accounts payable	10,962	3,540
Other current liabilities	334	(2,183)
Other noncurrent assets and liabilities	1,940	(5,178)

Net cash provided by (used in) operating activities	11,128	(2,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(16,556)	(5,335)
Proceeds from sale of property and equipment held-for-sale	—	3,955
Purchases of marketable securities available-for-sale	(8,313)	(19,978)
Proceeds from maturities of marketable securities available-for-sale	8,043	1,250
Other investing activities, net	(860)	1,092

Net cash used in investing activities	(17,686)	(19,016)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,814	1,545
Common stock withheld for payroll tax obligations	(1,269)	(1,111)
Principal payments on long-term debt	(88)	(104)
Dividends paid	(6,967)	(6,711)

Net cash used in financing activities	(4,510)	(6,381)

Effect of exchange rate changes on cash and cash equivalents	440	1,650
Net change in cash and cash equivalents	(10,628)	(25,932)
Cash and cash equivalents, beginning of period	121,403	127,204

Cash and cash equivalents, end of period	$110,775	$101,272